Exhibit 99.1

Antero Resources Announces Appointment of Benjamin A. Hardesty as Lead Director and the Resignations of

Peter R. Kagan and James R. Levy from the Board of Directors

Denver, Colorado, June 12, 2019 — Antero Resources (NYSE: AR) (“Antero Resources” or the “Company”) announced today the appointment of Benjamin A. Hardesty as Lead Director.  The Company also announced that Peter R. Kagan and James R. Levy have resigned from the board of directors of Antero Resources (the “Board”) effective immediately.  Mr. Kagan and Mr. Levy are both Partners at Warburg Pincus & Co., a leading global private equity firm focused on growth investing, and their resignations follow the recent divestiture of Warburg Pincus’ remaining interests in Antero Resources.  These resignations have reduced the size of the Antero Resources Board to seven directors, five of whom are independent under the New York Stock Exchange’s listing standards. Mr. Kagan will remain on the board of directors of Antero Midstream Corporation.

Paul Rady, Chairman and Chief Executive Officer of Antero Resources, commented on the appointment of Mr. Hardesty as Lead Director, “As former President of Dominion E&P with well-established industry, regulatory and corporate connections in our areas of operation, we believe Ben will be a terrific Lead Director. We look forward to working more closely with him on the strategic direction of our company and on the further development of our world class asset.”

Mr. Rady also commented on the resignations of Mr. Kagan and Mr. Levy as directors, “Peter and James have been involved with the board of Antero Resources since its formation in 2003, and have made substantial contributions to the Company.  I want to thank Warburg Pincus and both Peter and James for all of their support over the years and wish them well.”

Commenting on his and Mr. Levy’s resignations, Mr. Kagan said, “It has been a privilege to be associated with Antero Resources for nearly two decades. As seasoned investors in the energy space, Warburg Pincus has made a number of investments in the sector. Antero has consistently proven to be a valued investment partner as illustrated by the quality of its assets as well as its importance in the energy industry. I believe Antero is well-positioned to continue to be an industry leader for years to come, and we wish the Antero team continued success.”

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.